Exhibit 3.3

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

         SunDog Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of shareholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall have the following additional language after subsection (h):

                           Each  two (2)  shares  of  Common  Stock  issued  and
                  outstanding as of 5:00 p.m. Eastern Time on December 15, 2000, (the "Change Time"), and each issued two (2) shares of Common Stock held by the Company on and as of the Change Time, shall be, on and as of the Change Time, combined into one share of Common Stock.

                           Each certificate  representing shares of Common Stock
                  that is issued and outstanding, or issued and held by the Company, immediately prior to the Change Time, shall thereafter for all purposes be deemed to represent one share of the corresponding class of Common Stock for each two (2) shares of Common Stock represented by such certificate; and each holder of record of a certificate for two (2) or more shares of Common Stock as of the Change Time shall be entitled to receive, as soon as practicable, and upon surrender of each certificate to the officer or agent having charge of the stock transfer books of the Company, a certificate or certificates representing one share of Common Stock for each two (2) shares of Common Stock represented by the certificate of such holder immediately prior to the Change Time. No fractional shares of Common Stock or script will be issued in connection with the foregoing. Holders of the Common Stock who would otherwise be entitled to a fractional share will receive the next largest whole number of shares of Common Stock. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

         SECOND: That thereafter, the annual meeting of the Company was duly called and held upon on November 16, 2000 at 10:00 a.m. (the "Annual Meeting"), at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of the amendment.


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         IN  WITNESS  WHEREOF,   Sundog  Technologies,   Inc.  has  caused  this
certificate to be signed by Alan Rudd, an Authorized Officer, this __ day of November, 2000.

                                            BY:/s/ Alan Rudd
                                            ----------------
                                                   Alan Rudd, President


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